Filed Pursuant to Rule 433 under the Securities Act of 1933, as amended

Supplementing the Preliminary Prospectus Supplement, dated December 6, 2016

Registration Statement No. 333-209394

Zimmer Biomet Holdings, Inc.

Pricing Term Sheet

€500,000,000 1.414% Notes due 2022

€500,000,000 2.425% Notes due 2026

December 6, 2016

This pricing term sheet (the “Pricing Term Sheet”) is qualified in its entirety by reference to Zimmer Biomet Holdings, Inc.’s preliminary prospectus supplement, dated December 6, 2016 (the “Preliminary Prospectus”). The information in this Pricing Term Sheet supplements the information in the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Preliminary Prospectus.

Issuer:	Zimmer Biomet Holdings, Inc. (the “Company”)

Format:	SEC Registered

Title of Securities:	€500,000,000 1.414% Notes due 2022 (the “2022 Notes”) €500,000,000 2.425% Notes due 2026 (the “2026 Notes” and, together with the “2022 Notes”, the “Notes”)

Amount:	2022 Notes: €500,000,000 2026 Notes: €500,000,000

Maturity Date:	2022 Notes: December 13, 2022 2026 Notes: December 13, 2026

Coupon:	2022 Notes: 1.414% 2026 Notes: 2.425%

Interest Rate Adjustment Based on Ratings Events:

2022 Notes: From and including the first interest payment date on or after the date of a Step Up Rating Change, the interest rate shall be increased by 1.25% per annum to 2.664% and, in the event of a Step Down Rating Change after a Step Up Rating Change, from and including the first interest payment date on or after the date of such Step Down Rating Change, the interest rate shall be decreased by 1.25% per annum to 1.414%.

2026 Notes: From and including the first interest payment date on or after the date of a Step Up Rating Change, the interest rate shall be increased by 1.25% per annum to 3.675% and, in the event of a Step Down Rating Change after a Step Up Rating Change, from and including the first interest payment date on or after the date of such Step Down Rating Change, the interest rate shall be decreased by 1.25% per annum to 2.425%.

Yield to Maturity:	2022 Notes: 1.414% 2026 Notes: 2.425%

Benchmark German Government Security:	2022 Notes: DBR 1.500% due September 4, 2022 2026 Notes: DBR 0.000% due August 15, 2026

Benchmark German Government Security Price; Yield:	2022 Notes: 110.04%; -0.235% 2026 Notes: 96.65%; 0.352%

Spread to Benchmark German Government Security:	2022 Notes: +164.9 basis points 2026 Notes: +207.3 basis points

Benchmark Mid-Swap:	2022 Notes: 6-year Mid-Swap 2026 Notes: 10-year Mid-Swap

Benchmark Mid-Swap Yield:	2022 Notes: 0.264% 2026 Notes: 0.745%

Spread to Benchmark Mid-Swap Yield:	2022 Notes: +115 basis points 2026 Notes: +168 basis points

Interest Payment Date:	2022 Notes: Annually on December 13, commencing on December 13, 2017 2026 Notes: Annually on December 13, commencing on December 13, 2017

Date Count Convention:	ACTUAL/ACTUAL (ICMA)

Redemption Provisions:

2022 Notes: In whole at any time or in part from time to time prior to November 13, 2022, at the Company’s option, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (excluding any accrued interest) on the Notes being redeemed discounted at the Comparable Government Bond Rate plus 25 basis points, plus accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date.

2026 Notes: In whole at any time or in part from time to time prior to September 13, 2026, at the Company’s option, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (excluding any accrued interest) on the Notes being redeemed discounted at the Comparable Government Bond Rate plus 35 basis points, plus accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date.

2022 Notes: In whole or in part, at any time or from time to time on and after November 13, 2022, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

2026 Notes: In whole or in part, at any time or from time to time on and after September 13, 2026, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

If certain specified tax events as described under the caption “Description of the Notes—Tax Redemption” in the Preliminary Prospectus occur in respect of either series of Notes, the Company may, at its option, redeem such series of Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Repurchase at the Option of Holders upon Change of Control Repurchase Event:	If a Change of Control Repurchase Event occurs with respect to either series of Notes, the Company will be required to offer to repurchase the Notes of such series at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Price to Public:	2022 Notes: 100.00% 2026 Notes: 100.00%

Aggregate Gross Proceeds:	€1,000,000,000

Underwriting Commissions:	2022 Notes: 40 basis points 2026 Notes: 45 basis points

Aggregate Net Proceeds (before expenses):	€995,750,000

Trade Date:	December 6, 2016

Closing Date:	December 13, 2016 (T+5)

Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP:	2022 Notes: 98956P AM4 2026 Notes: 98956P AN2

ISIN:	2022 Notes: XS1532765879 2026 Notes: XS1532779748

Common Code:	2022 Notes: 153276587 2026 Notes: 153277974

Form of Notes:

2022 Notes: Global note deposited with Elavon Financial Services DAC, as common depository for Clearstream and Euroclear.

2026 Notes: Global note deposited with Elavon Financial Services DAC, as common depository for Clearstream and Euroclear.

Joint Book-Running Managers:	BNP Paribas HSBC Bank plc RBC Europe Limited MUFG Securities EMEA plc Wells Fargo Securities International Limited

Senior Co-Managers:

DNB Markets, a division of DNB Bank ASA

Credit Suisse Securities (Europe) Limited

U.S. Bancorp Investments, Inc.

Merrill Lynch International

J.P. Morgan Securities plc

Bank of Montreal, London Branch

Goldman, Sachs & Co.

Mizuho International plc

SMBC Nikko Capital Markets Limited

Citigroup Global Markets Limited

UniCredit Bank AG

Co-Managers:	Lloyds Bank plc PNC Capital Markets LLC DZ Financial Markets LLC TD Securities (USA) LLC Loop Capital Markets LLC

Ratings*:

2022 Notes: Baa3 (negative) by Moody’s Investor Service, Inc.

                    BBB (stable) by Standard & Poor’s Ratings Services

2026 Notes: Baa3 (negative) by Moody’s Investor Service, Inc.

                    BBB (stable) by Standard & Poor’s Ratings Services

Listing:	The Company intends to apply to list the Notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If the application is approved, trading of the Notes on the New York Stock Exchange is expected to begin within 30 days of the original issue date of the Notes. If such a listing is obtained, the Company will have no obligation to maintain such listing, and may delist the Notes at any time.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

This Pricing Term Sheet supplements the Preliminary Prospectus issued by the Company on December 6, 2016 relating to its prospectus dated February 4, 2016, Registration Statement No. 333-209394.

The Company has filed a registration statement (including a base prospectus) and the Preliminary Prospectus with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus, the final prospectus supplement (when available) and the accompanying base prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus, the final prospectus supplement (when available) and the accompanying base prospectus if you request it by calling BNP Paribas toll-free at 1-800-854-5674, HSBC Bank plc toll-free at 1-866-811-8049 and RBC Europe Limited toll-free at 1-866-375-6829.

4